PROSPECTUS SUPPLEMENT                          FILED PURSUANT TO RULE 424(b)(3)
(To Prospectus dated October 25, 2004)         REGISTRATION NO.  333-36480



                               [GRAPHIC OMITTED]


                        1,000,000,000 Depositary Receipts
                         Regional Bank HOLDRS (SM) Trust

     This prospectus supplement supplements information contained in the prospectus dated October 25, 2004 relating to the sale of up to 1,000,000,000 depositary receipts by Regional Bank HOLDRS (SM) Trust.

     The share amounts specified in the table in the "Highlights of Regional Bank HOLDRS" section of the base prospectus shall be replaced with the following:

                                                       Share         Primary
           Name of Company                 Ticker     Amounts    Trading Market
-------------------------------------    --------   ---------    --------------
AmSouth Bancorporation                      ASO         12            NYSE
BB&T Corporation                            BBT         10            NYSE
Comerica Incorporated                       CMA          5            NYSE
Fifth Third Bancorp                         FITB       13.5          NASDAQ
Bank of America                             BAC       27.765          NYSE
JPMorgan Chase & Co.                        JPM        43.56          NYSE
KeyCorp                                     KEY         13            NYSE
Marshall & Ilsley Corporation                MI          6            NYSE
Mellon Financial Corporation                MEL         14            NYSE
National City Corporation                   NCC         18            NYSE
Northern Trust Corporation                  NTRS         7           NASDAQ
Piper Jaffray Companies                     PJC       0.5683          NYSE
State Street Corporation                    STT         10            NYSE
SunTrust Banks, Inc.                        STI          9            NYSE
Synovus Financial Corp.                     SNV          8            NYSE
The PNC Financial Services Group, Inc.      PNC          9            NYSE
US Bancorp                                  USB        56.83          NYSE
Wachovia Corp.                               WB         41            NYSE
Wells Fargo & Co.                           WFC         24            NYSE

     The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

            The date of this prospectus supplement is June 30, 2005.